Exhibit 99.1

Muscle Maker Inc. Appoints Two Additional Board Members as Newly-Formed Subsidiary, Sadot LLC, Surpasses the $6.6 Million Net Income Milestone.

Continuing Transformation from a Consumer-Focused Restaurant Company into a Global, Food-Focused Organization Drives Income Growth.

Fort Worth, Texas, April 11, 2023 (ACCESSWIRE) – Muscle Maker, Inc. (MMI), the “Company” (Nasdaq: GRIL), today announced the appointment of Mr. Paul Sansom and Mr. Marvin Yeo to its Board of Directors, effective April 10, 2023.

As disclosed in an 8K filing on November 18, 2022, MMI and its wholly-owned subsidiary, Sadot LLC, entered into a service agreement whereby Sadot engaged Aggia LLC FZ to perform services related to the purchase of and sale of physical food commodities. Upon Sadot generating certain net income targets, Aggia has the right to nominate up to eight directors and would be issued shares of common stock. Based on successfully meeting previous income targets, Aggia has already appointed two Directors to the MMI board as well as an initial director upon execution of the agreement between MMI, Sadot and Aggia. With the addition of Mr. Sansom and Mr. Yeo, Aggia will have appointed five of the eight board members outlined in the Services Agreement. Upon generating an additional $3.3 Million dollars of net income, Aggia will nominate their remaining three board members. The complete Aggia agreements can be viewed in our 8K filing posted on November 18, 2022.

Paul Sansom is an international C level executive with a proven track record of delivering increased shareholder value in blue chip businesses, including PepsiCo and BMW, and Operational Partner positions within Private Equity Funds. His experience spans different industries and markets within Europe, Middle East and US. He is a UK Chartered Management Accountant, holds a BA (Hons) in Economics from City of London and is a qualified UK Corporate Treasurer.

Marvin Yeo has a diverse range of experience in corporate finance, M&A and private equity spanning over two decades, working in various senior positions in reputable organizations such as Golden Rock Capital, the Asian Development Bank, Barclays Capital, and Nomura International. He has also been an F&B entrepreneur and taught postgraduate finance, after starting his career as an Engineer. Mr. Yeo holds a Bachelor of Engineering (Hons) degree from Monash University, an MBA from INSEAD, and is a Chartered Financial Analyst (CFA).

MMI CEO, Mike Roper, said, “We are thrilled to have Paul and Marvin join the MMI Board of Directors. Their arrival is not only an indication of the commitment that we have made to shareholders in regard to focusing on value creation and continued corporate evolution, but it is also in direct correlation to the net income delivered to the Company from our new business unit, Sadot. Investors should keep in mind that the addition of these new Board members is a reflection of the Company’s growing profitability. Our fourth quarter and year-end financial results included the impact of the shares we issued to Aggia for reaching certain net income targets; however, excluding the impact of the non-cash stock-based consulting expense related to the share issuance, the fourth quarter was the Company’s first profitable quarter since becoming a public company. We are delighted to be adding new board members to help us drive that profitability. Both executives bring years of unique experiences in building businesses and driving value creation. As MMI increasingly evolves into an internationally-focused food business, their combined experience will be invaluable, and we look forward to their contributions.”

The preliminary, unaudited financial results included in this press release are based on information available as of March 31, 2023, and management’s initial review of operations and financial results as of such date. They remain subject to change based on the completion of the Company’s customary quarterly financial closing and review procedures and are forward-looking statements. The Company assumes no obligation to update these statements, except as may be required by law. The actual results may be materially different and are affected by the risk factors and uncertainties identified in this press release and in the Company’s annual and quarterly filings with the Securities and Exchange Commission. Further, the Company’s independent auditor has not reviewed or performed any procedures on the preliminary, unaudited financial results.

About Muscle Maker, Inc.

In late 2022, MMI began its evolution from a consumer-focused, U.S. restaurant business into a global, food-focused organization with two distinct business units:

Sadot LLC

MMI’s largest operating unit is its newly-created subsidiary, Sadot LLC. Sadot is an international agri-foods company engaged in trading and shipping food (and feed) commodities such as soybean meal, wheat and corn. Sadot was formed in partnership with Aggia LLC FZ, a Dubai based, international consulting firm that provides services to companies operating in the global food supply chain.

MMI Restaurant Group

MMI’s legacy business is our limited collection of 50+ restaurants, including Pokémoto Hawaiian Poké & Boba Tea and Muscle Maker Grill, and our subscription, fresh-prep meal service, Superfit Foods, with 30+ points of distribution plus in-home and national delivery. All three concepts compete in the growing healthier-for-you segment. National franchise development of the Pokémoto concept is the key growth driver with more than 45 franchise units already in the pipeline.

MMI continues to grow in size, diversity of operations, as well as in human and financial capital, but the principles that guided us when we began remain the same – sourcing and providing healthier foods. For more information please visit https://ir.musclemakergrill.com/.

Forward-Looking Statements

This press release may include “forward-looking statements” pursuant to the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. To the extent that the information presented in this press release discusses financial projections, information, or expectations about our business plans, results of operations, products, or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as “should”, “may,” “intends,” “anticipates,” “believes,” “estimates,” “projects,” “forecasts,” “expects,” “plans,” and “proposes.” Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” and elsewhere in documents that we file from time to time with the SEC. Forward-looking statements speak only as of the date of the document in which they are contained, and Muscle Maker, Inc., does not undertake any duty to update any forward-looking statements except as may be required by law.

Investor Relations:

Frank Pogubila

SVP

Integrous Communications

W - 951.946.5288

E - IR@musclemakergrill.com